Exhibit 99.2

MATTHEWS INTERNATIONAL CORPORATION

2017 Equity Incentive Plan

Restricted Stock Unit Agreement For Employees

MATTHEWS INTERNATIONAL CORPORATION, a Pennsylvania corporation (the “Corporation”), and ●, an eligible employee of the Corporation or one of its Subsidiaries (the “Awardee”), for good and valuable consideration the receipt and adequacy of which are hereby acknowledged and intending to be legally bound under this agreement (the “Agreement”) and agree as set forth herein. Terms which are capitalized but not defined in this Agreement have the same meaning as in the Corporation’s 2017 Equity Incentive Plan (as amended from time to time, the “Plan”) unless the context otherwise requires. This Agreement shall be effective as of ● (the “Effective Date”), provided that this Agreement is executed by the Awardee and delivered to the Corporation (if the Awardee fails to execute this Agreement in the manner specified by the Committee within 180 days of the grant date, the Restricted Stock Units (“RSUs”) identified herein will be cancelled, except as otherwise determined by the Corporation in its sole discretion).

1.    RSU Award. The Corporation hereby confirms the award in the form of RSUs to the Awardee of an aggregate of ● shares of Class A Common Stock, par value $1.00 per share, of the Corporation (the “Class A Common Stock”) under and subject to the terms and conditions of the Plan and this Agreement. Under this Agreement, RSUs are Awards denominated in shares of Class A Common Stock that are settled, subject to the terms and conditions of the Plan and this Agreement, in shares of Class A Common Stock, as set forth herein.

A copy of the Plan is available upon request from Human Resources or on the Company’s intranet site.

2.    Acceptance of Restricted Stock Award. The Awardee accepts the award of the RSUs confirmed hereby, subject to the restrictions of the Plan and this Agreement.

3.    Vesting Restrictions.

(a)    Performance Adjusted Earnings Per Share and Performance Return on Invested Capital Restrictions.

(1)    The restrictions set forth on Exhibit A apply with respect to ● RSUs (the “Adjusted Earnings Per Share RSUs”) which may be settled into such shares of Class A Common Stock as determined pursuant to Exhibit A.

(2)    The restrictions set forth on Exhibit B hereto apply with respect to ● RSUs (the “Return on Invested Capital RSUs” and such restrictions imposed under this Section 3(a), referred to collectively as, the “Performance Vesting Restrictions”) which may be settled into such shares of Class A Common Stock as determined pursuant to Exhibit A.

(b)    Time-Based Restrictions. The restrictions set forth on Exhibit C apply to all of the shares of Class A Common Stock underlying the RSU which are neither Adjusted Earnings Per Share RSUs nor Return on Invested Capital RSUs (i.e., the remaining ● shares of Class A Common Stock underlying the RSU) (the “Time-Based RSUs” and such restrictions imposed under this Section 3, referred to collectively as, the “Vesting Restrictions”).

4.     Non-Competition/Non-Solicitation/Non-Disparagement. If the Awardee (whether during or after termination of employment with the Corporation and its Subsidiaries) (i) engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise) which is in competition with the Corporation or any of its Subsidiaries, (ii) induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Corporation or any of its Subsidiaries to cease doing business with the Corporation or any of its Subsidiaries or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the Corporation or any of its Subsidiaries, (iii) solicits any employee of the Corporation or any of its Subsidiaries to leave the employment thereof or in any way interferes with the relationship of such employee with the Corporation or any of its Subsidiaries, or (iv) makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the Corporation or any of its Subsidiaries (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies), the Committee may (a) cause all or a portion of the shares subject to the RSUs remaining subject to the Vesting Restrictions imposed by this Agreement to be immediately forfeited to the Corporation and the Awardee shall have no further rights with respect to such shares and/or (b) require the Awardee to promptly return and transfer, and thereby forfeit, ownership to the Corporation of all or a portion (at the discretion of the Committee) of a number of shares of the Class A Common Stock equal to the number of shares of the Class A Common Stock which were issued or transferred by the Corporation to the Awardee within the three (3) years immediately preceding any such activity by the Awardee (or, at the discretion of the Committee, to pay to the Corporation in cash an amount equal to the Fair Market Value of such number of shares of the Class A Common Stock as of the date of the determination by the Committee under this Section 4), provided, however, that this Section 4 shall not apply if a Section 11 Event occurs prior to any such activity by the Awardee. Whether the Awardee has engaged in any of the activities referred to in the immediately preceding sentence shall be determined, in its discretion, by the Committee, and any such determination by the Committee shall be final and binding.

5.    Transfers. Subject to the conditions set forth in the Plan, the Awardee shall not sell, exchange, assign, alienate, pledge, hypothecate, encumber, charge, give, transfer or otherwise dispose of, either voluntarily or by operation of law, any of the RSUs (or any shares subject to the RSUs) or any rights or interests appertaining thereto, prior to the lapse of the employment, stock and performance restrictions imposed by this Agreement as to such shares, except that the shares of any vested RSUs may be transferred by the Awardee by will or, if the Awardee dies intestate, by the laws of descent and distribution of the state of domicile of the Awardee at the time of death.

6.    Delivery of Shares. As of the Effective Date, the Awardee shall have the right to have the RSUs settled in Shares of Class A Common Stock as set forth in this Award, subject to the restrictions of the Plan, this Agreement including but not limited to the restriction in this Section 6, and the policies of the Corporation, including but not limited to the Corporation’s insider trading plan then in effect. Shares of Class A Common Stock will be issued as soon as practicable following vesting of the RSUs (but in no event following the 15th day of the second month following the vesting of such RSUs), provided that the Awardee has satisfied his or her tax withholding obligations as specified under Section 7 of this Agreement and the Awardee has completed, signed and returned any documents, and taken any additional action, that the Corporation deems appropriate to enable it to accomplish the delivery of the shares of Class A Common Stock. The shares of Class A Common Stock will be issued in the Awardee’s name (or may be issued to his or her executor or personal representative, in the event of an Awardee’s death or becoming a Disabled Participant), and may be effected by recording shares on the stock records of the Corporation or by crediting shares in an account established on Awardee’s behalf with a brokerage firm or other custodian, in each case as determined by the Corporation. In no event will the Corporation be obligated to issue a fractional share.

Notwithstanding the foregoing, (i) the Corporation will not be obligated to deliver any shares of the Class A Common Stock during any period when the Corporation determines that the conversion of a RSU or the delivery of shares hereunder would violate any laws of the United States or the Awardee’s country of residence or employment and/or (ii) the Corporation may issue shares subject to any restrictive legends that, as determined by the Corporation’s counsel, is necessary to comply with securities or other regulatory requirements, and (iii) the date on which shares are issued may include a delay in order to provide the Corporation such time as it determines appropriate to address tax withholding and other administrative matters. Awardee will not have any shareholder rights, including voting rights and actual dividend rights, with respect to the shares subject to Awardee’s award until such Awardee becomes the record holder of those shares following their actual issuance to Awardee and Awardee’s satisfaction of the applicable withholding taxes.

7.    Withholding of Taxes.

To the extent RSUs are subject to tax withholding obligations, the taxable amount will be based on the Fair Market Value (as determined in accordance with the Plan) on the date of the taxable event. RSUs are taxable in accordance with the existing or future tax laws of the country in which Awardee resides or are employed on the grant or vest dates, or during the vesting period. RSUs may be taxable in more than one country, based on Awardee’s country of citizenship and the countries in which Awardee resided or were employed on the grant date, vest date or during the vesting period.

The Awardee will make arrangements satisfactory to the Corporation (or the Subsidiary that employs Awardee, if Awardee’s Subsidiary is involved in the administration of the Plan) for the payment and satisfaction of any income tax, social security tax, payroll tax, social taxes, applicable national or local taxes, or payment on account of other tax related to withholding obligations that arise by reason of granting or vesting of RSUs or sale of Class A Common Stock shares from vested RSUs (whichever is applicable).

The Corporation will not be required to issue or lift any restrictions on shares of the Class A Common Stock pursuant to Awardee’s RSUs or to recognize any purported transfer of shares of the Class A Common Stock until such obligations are satisfied.

The Awardee is ultimately liable and responsible for all taxes owed by the Awardee in connection with this RSUs, regardless of any action the Corporation takes or any transaction pursuant to this Section 7 with respect to any tax withholding obligations that arise in connection with the RSUs. The Corporation makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the RSUs or the subsequent sale of any of the shares of Class A Common Stock underlying the RSUs that vest. The Corporation does not commit and is under no obligation to structure the RSU program to reduce or eliminate Awardee’s tax liability. The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.

The Awardee shall pay any taxes required to be withheld directly to the Corporation or any Subsidiary in cash upon receipt, provided, however, that (i) taxes required to be withheld on any dividends or distributions with respect to the RSUs which are treated as compensation may be withheld directly from such dividends or distributions or from any other compensation to which the Awardee is entitled from the Corporation or any of its Subsidiaries, at the election of the Corporation, and (ii) taxes required to be withheld upon the grant or vesting of the RSUs, may be paid by one or more of the following methods, at the election of the Awardee:

(a)    in cash;

(b)    if in compliance with any applicable securities laws, by having the Corporation withhold from the shares of Class A Common Stock which have then vested under the RSUs for the Awardee, a number of such shares with a Fair Market Value on the date of vesting of the RSUs equal to the amount of such taxes (rounded down to the next whole number of shares) and with payment in cash by the Awardee to the Corporation or a Subsidiary of the difference between the amount of such taxes and the Fair Market Value of such whole number of shares on such date of vesting; or

(c)    if in compliance with any applicable securities laws, by delivery and transfer to the Corporation or a Subsidiary by the Awardee of a number of unencumbered shares of Class A Common Stock with a Fair Market Value on the date of vesting of the RSUs equal to the amount of such taxes (rounded down to the next whole number of shares) and with payment in cash by the Awardee to the Corporation or a Subsidiary of the difference between the amount of such taxes and the Fair Market Value of such whole number of shares on such date of vesting.

If the Awardee does not pay any taxes required to be withheld directly to the Corporation or one of its Subsidiaries in the manner provided in this Section 7 within ten days after any such request, the Corporation or any of its Subsidiaries may withhold such taxes from any other compensation to which the Awardee is entitled from the Corporation or any of its Subsidiaries. The Awardee shall hold the Corporation and its Subsidiaries harmless in acting to satisfy the withholding obligation in this matter if it becomes necessary to do so.

This Award is intended to comply with Section 409A of the Code (or an exception thereto) and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding, Awardee recognizes and acknowledges that Section 409A of the Code may impose upon the Awardee certain taxes or interest charges for which Awardee is and shall remain solely responsible.

8.    Cash Dividends. Pursuant to Section 6.2(c) of the Plan and as determined by the Committee, cash dividends otherwise declared and paid on shares of the Corporation’s Class A Common Stock shall not be paid on the RSUs and/or shares underlying the RSUs prior to the respective dates when (a) the restrictions on RSUs lapse and such RSUs become vested and converted into shares of Class A Common Stock (“Vested RSUs”) or (b) such RSUs are forfeited (“Forfeited RSUs”); such dividends shall be held by the Corporation and not paid to the Awardee when such dividends are otherwise paid to other shareholders of the Corporation. Such cash dividends attributable to the shares underlying the RSUs which become Vested RSUs shall be paid by the Corporation to the Awardee within fifteen (15) days after such RSUs become Vested RSUs. Such cash dividends attributable to RSUs which become Forfeited RSUs shall be forfeited to and retained by the Corporation and never paid to the Awardee as of the date on which such shares become Forfeited RSUs. Such cash dividends shall not accrue any interest or other earnings for the period they are held by the Corporation prior to the date, if any, on which they are paid to the Awardee.

9.    Effect of Agreement on Rights of Corporation and Awardee. This Agreement does not confer any right on the Awardee to continue in the employ of the Corporation or any of its Subsidiaries or interfere in any way with the rights of the Corporation or any of its Subsidiaries to terminate the employment of the Awardee with the Corporation or any of its Subsidiaries at any time.

10.    Binding Effect. This Agreement shall be binding upon the successors and assigns of the Corporation and upon the legal representatives, estate, heirs and legatees of the Awardee.

11.    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the Corporation and the Awardee and supersedes all prior agreements and understandings, oral or written, between the Corporation and the Awardee with respect to the subject matter of this Agreement.

12.    Amendment. This Agreement may be amended only by a written instrument signed by the Corporation and the Awardee.

13.    Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any of the provisions of this Agreement.

14.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

15.    Interpretation of Plan and Agreement; Dispute Resolution. This Agreement is the agreement referred to in Section 2.5 of the Plan with respect to this RSU. If there is any conflict between the Plan and this Agreement, the provisions of the Plan shall control. Any dispute or disagreement which shall arise under or in any way relate to the interpretation or construction of the Plan or this Agreement shall be resolved by the Committee and the decision of the Committee shall be final, binding and conclusive for all purposes. The Awardee and the Corporation and their respective heirs, representatives, successors and assigns irrevocably submit to the exclusive and sole jurisdiction and venue of the state courts of Allegheny County, Pennsylvania and the federal courts of the Western District of Pennsylvania with respect to any and all disputes arising out of or relating to the Plan, this Agreement, and/or the RSU, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of this RSU or the terms and conditions of the Plan, and agree that (a) sole and exclusive appropriate venue for any such action shall be such Pennsylvania courts, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Pennsylvania courts, and no other, (c) such Pennsylvania courts shall have sole and exclusive jurisdiction over the Awardee and the Corporation and over the subject matter of any dispute relating hereto and (d) the Awardee and the Corporation waive any and all objections and defenses to bringing any such action before such Pennsylvania courts, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

16.     Data Privacy.

Awardee explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of Awardee’s personal data as described in this document and any other Award materials (“Data”) by and among, as applicable, the Corporation, the Subsidiary that employs Awardee and any other Subsidiary for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan.

The Awardee hereby understands that the Corporation holds certain personal information about Awardee, including, but not limited to, the Awardee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor for the purpose of implementing, administering and managing the Plan. Awardee hereby understand that Data may be transferred to a third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Awardee’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Awardee’s country. Awardee authorizes the Corporation and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Awardee may elect to deposit any shares of Class A Common Stock acquired under the RSUs.

17.    Adjustments. The number of shares of Class A Common Stock into which RSUs convert as specified in the Award (and other numbers based on such share amounts) will be adjusted for stock splits and similar matters as specified in and pursuant to the Plan.

IN WITNESS WHEREOF, the Corporation and the Awardee have executed this Agreement as of this ● day of ● , 20● .

MATTHEWS INTERNATIONAL CORPORATION

President and Chief Executive Officer

WITNESS:	AWARDEE:

Exhibit A

Adjusted Earnings Per Share RSUs

A.    General. If

(i) the Awardee remains continuously employed with the Corporation and/or its Subsidiaries on the date on which the Corporation publicly releases its earnings for its fiscal year ended September 30, 20● (the “Release Date”),

(ii) the RSUs and/or the shares of Class A Common Stock underlying such RSU set forth in the table with respect to the Adjusted EPS Performance Vesting Target have not been previously forfeited to the Corporation pursuant to Section 4 of the Agreement, and

(iii) the restrictions imposed under the Agreement on such RSUs have not previously lapsed pursuant to a Section 11 Event, the restrictions imposed on the following respective numbers of shares of the Adjusted EPS Performance RSUs shall lapse (except for the restrictions set forth in Section 4 of the Agreement for the period set forth in Section 4 of the Agreement), such RSUs shall become vested, as of the Release Date and shall settle into such number of shares of Class A Common Stock determined by multiplying the total number of Adjusted Earnings Per Shares RSUs set forth in Section 3(a)(1) of the Agreement by the percentage set forth below (without duplication):

Adjusted EPS Performance Vesting Target	Adjusted EPS Multiplier
On the Release Date, the Corporation’s Adjusted Earnings Per Share is at least $4.33;	50%

On the Release Date, the Corporation’s Adjusted Earnings Per Share is at least $4.72; and	100%

On the Release Date, the Corporation’s Adjusted Earnings Per Share is at least $5.42.	200%

Shares amounts are interpolated between the respective ranges as verified by the Corporation. In the event the Corporation’s Adjusted Earnings Per Share during fiscal 20● is less than $● all Adjusted Earnings Per Share RSUs that were not previously forfeited shall become Forfeited RSUs on the Release Date. In no event shall the number of shares of Class A Common Stock issuable upon vesting of the Adjusted Earnings Per Share RSUs exceed 200% of the total Adjusted Earnings Per Share RSUs.

“Adjusted Earnings Per Share” is intended to be “earnings per share” as described in Section 1.2.(g)(ii)3. of the Plan and shall be determined on the following basis:

1.	Fully-diluted; and

2.	Earnings shall mean earnings as computed under U.S. generally accepted accounting principles (“GAAP”) except that none of the following expenses shall be deducted in determining such earnings:

a.	The non-service related portion of pension and retirement costs;

b.	Intangible amortization expense; and

c.	Restructuring charges and other non-GAAP adjustments as publicly disclosed by the Corporation in its quarterly and annual earnings releases.

If the Awardee’s employment with the Corporation and/or its Subsidiaries terminates prior to the Release Date for any reason other than as a result of the Awardee’s death or Permanent Disability, a voluntary termination with the consent of the Corporation or one of its Subsidiaries as determined under the Plan on or after ●, or the Awardee’s retirement under any retirement plan of the Corporation or one of its Subsidiaries on or after ●, and the employment and EPS performance restrictions with respect to the Release Date have not previously lapsed pursuant to a Section 11 Event, any Adjusted Earnings Per Shares RSUs that were not previously forfeited shall become Forfeited RSUs on the Release Date. Any shares of the RSUs subject to vesting in the above table (i) which have not been previously forfeited to the Corporation pursuant to Section 4 of the Agreement or the immediately preceding sentence, (ii) for which the employment and EPS performance restrictions have not previously lapsed pursuant to a Section 11 Event, and (iii) which have not vested on the Release Date pursuant to the foregoing table shall, on the day immediately following the Release Date and without any further action, be forfeited to the Corporation by the Awardee.

B.    Certain Terminations of Employment. If the Awardee’s employment with the Corporation and its Subsidiaries terminates as a result of the Awardee’s death or Permanent Disability, a voluntary termination with the consent of the Corporation or one of its Subsidiaries as determined under the Plan on or after ●, or the Awardee’s retirement under any retirement plan of the Corporation and/or one of its Subsidiaries on or after ●, and the other Vesting Restrictions have not previously lapsed with respect to shares underlying the RSUs set forth in the table above pursuant to this Exhibit A or a Section 11 Event, such shares underlying RSUs set forth in the table above which have not been previously forfeited to the Corporation pursuant to Section 4 of the Agreement or the last sentence of the immediately preceding paragraph shall continue to be eligible for vesting under the Adjusted EPS performance conditions set forth in table above and shall become vested pursuant to the table set forth above on the Release Date. Section 4 of the Agreement and a Section 11 Event and the last sentence of the immediately preceding paragraph shall continue to apply to shares underlying the RSUs set forth in the table above through the Release Date or, in the case of a Section 11 Event and the last sentence of immediately preceding paragraph, if earlier, until such underlying the RSUs set forth in the table above become vested pursuant to the table set forth in immediately preceding paragraph of this Exhibit A. Any such shares underlying the RSUs set forth in the table above on which the other Vesting Restrictions under this Exhibit A of the Agreement have not previously lapsed, which have not been previously forfeited, and which have not become vested as of the close of business on the Release Date shall, without any further action, be forfeited.

Exhibit B

Return on Invested Capital RSUs

A.    General. If

(i) the Awardee remains continuously employed with the Corporation and/or its Subsidiaries on the Release Date:

(ii) the RSUs and/or the shares of Class A Common Stock underlying such RSU set forth in the table with respect to the Return on Invested Capital Vesting Target have not been previously forfeited to the Corporation pursuant to Section 4 of the Agreement, and

(iii) the restrictions imposed under the Agreement on such RSUs have not previously lapsed pursuant to a Section 11 Event, the restrictions imposed on the following respective numbers of shares of the Return on Invested Capital RSUs shall lapse (except for the restriction set forth in Section 4 of the Agreement for the period set forth in Section 4 of the Agreement), such RSUs shall become vested, as of the Release Date and shall settle into such, number of shares of Class A Common Stock determined by multiplying the total number of Return on Invested Capital RSUs set forth in Section 3(a)(2) of the Agreement by the percentage set forth below (without duplication):

Return on Invested Capital Vesting Target	Return on Invested Capital Multiplier
On the Release Date, the Corporation has achieved three-year average consolidated Return on Invested Capital of ●% for fiscal 20●, 20● and 20●;	50%

On the Release Date, the Corporation has achieved three-year average consolidated Return on Invested Capital of ●% for fiscal 20●, 20● and 20●; and	100%

On the Release Date, the Corporation has achieved three-year average consolidated Return on Invested Capital of ●% for fiscal 20●, 20● and 20●.	200%

Share amounts are interpolated between the respective ranges as verified by the Corporation. In the event the Corporation’s Return on Invested Capital during fiscal 20● is less than ●% all Return on Invested Capital RSUs that were not previously forfeited shall become Forfeited RSUs on the Release Date. In no event shall the number of shares of Class A Common Stock issuable upon vesting of the Return on Invested Capital RSUs exceed 200% of the total Return on Invested Capital RSUs.

“Return on Invested Capital” is intended to be “return on invested capital” as described in Section 1.2.(g)(ii)16. of the Plan and shall be determined as Adjusted EBITDA (earnings before interest tax depreciation and amortization) as reported by the Corporation in its fiscal year-end earnings release divided by “Average Invested Capital.” “Invested Capital” represents the Corporation’s consolidated shareholders’ equity plus total consolidated long-term debt (including current portion) less consolidated cash as reported by the Corporation for financial reporting purposes. “Average Invested Capital” represents the average Invested Capital balances as of September 30. Consolidated Return on Invested Capital will represent the three-year simple average of the Annual Returns on Invested Capital.

If the Awardee’s employment with the Corporation and/or its Subsidiaries terminates prior to the Release Date for any reason other than as a result of the Awardee’s death or Permanent Disability, a voluntary termination with the consent of the Corporation or one of its Subsidiaries as determined under the Plan on or after ●, or the Awardee’s retirement under any retirement plan of the Corporation or one of its Subsidiaries on or after ●, and the employment and Return on Invested Capital performance restrictions with respect to the Release Date have not previously lapsed pursuant to a Section 11 Event, the shares of the RSUs set forth in the table above with respect to such Return on Invested Capital Vesting Date which have not been previously forfeited to the Corporation pursuant to Section 4 of the Agreement shall, upon such termination of employment and without any further action, be forfeited to the Corporation by the Awardee. Any shares of the RSUs subject to vesting in the above table (i) which have not been previously forfeited to the Corporation pursuant to Section 4 of the Agreement or the immediately preceding sentence, (ii) for which the employment and Return On Invested Capital performance restrictions have not previously lapsed pursuant to a Section 11 Event, and (iii) which have not vested on the Release Date pursuant to the foregoing table shall, on the day immediately following the Release Date and without any further action, be forfeited to the Corporation by the Awardee.

B.    Certain Terminations of Employment. If the Awardee’s employment with the Corporation and its Subsidiaries terminates as a result of the Awardee’s death or Permanent Disability, a voluntary termination with the consent of the Corporation or one of its Subsidiaries as determined under the Plan on or after ●, or the Awardee’s retirement under any retirement plan of the Corporation and/or one of its Subsidiaries on or after ●, and the employment and Return On Invested Capital performance restrictions have not previously lapsed with respect to shares underlying the RSUs set forth in the table above pursuant to this Exhibit B or a Section 11 Event, such shares underlying RSUs set forth in the table above which have not been previously forfeited to the Corporation pursuant to Section 4 of the Agreement or the last sentence of the immediately preceding paragraph shall continue to be eligible for vesting under the Return on Invested capital conditions set forth in table above and shall become vested pursuant to the table set forth above on the Release Date. Section 4 of the Agreement and a Section 11 Event and the last sentence of the immediately preceding paragraph shall continue to apply to shares underlying the RSUs set forth in the table above through the Release Date or, in the case of a Section 11 Event and the last sentence of immediately preceding paragraph, if earlier, until such underlying the RSUs set forth in the table above become vested pursuant to the table set forth in immediately preceding paragraph of this Exhibit B. Any such shares underlying the RSUs set forth in the table above on which the employment and Return On Invested Capital performance restrictions under this Exhibit B of the Agreement have not previously lapsed, which have not been previously forfeited, and which have not become vested as of the close of business on the Release Date shall, without any further action, be forfeited.

Exhibit C

Time-Based Restrictions

A.    General. If, before ● (the “Vesting Date”), the Awardee’s employment with the Corporation and its Subsidiaries terminates for any reason other than as a result of (i) the Awardee’s death or Permanent Disability, (ii) a voluntary termination with the consent of the Corporation or one of its Subsidiaries as determined under the Plan on or after ●, or (iii) the Awardee’s retirement under any retirement plan of the Corporation or one of its Subsidiaries that occurs on or after ●, and this restriction has not previously lapsed pursuant to a Section 11 Event, the shares underlying of the Time-Based RSUs which have not been previously forfeited to the Corporation shall, upon such termination of employment and without any further action, be forfeited to the Corporation by the Awardee. If (i) the Awardee remains an employee of the Corporation and its Subsidiaries until the Vesting Date, (ii) the shares underlying the Time-Based RSU have not been previously forfeited to the Corporation pursuant to Section 4 of the Agreement, and (iii) the employment restriction described in the first sentence of this Exhibit C (the “Exhibit C Restriction”) has not previously lapsed pursuant to a Section 11 Event, the Exhibit C Restriction on the Time-Based Restricted Stock shall lapse, such shares shall become vested, provided that Section 4 of the Agreement shall continue to apply to such shares to the extent set forth in Section 4 of the Agreement for the period set forth in Section 4 of the Agreement.

B.    Certain Terminations of Employment. If the Awardee terminates employment with the Corporation and its Subsidiaries due to any of the reasons set forth in (i)-(iii) of the immediately preceding paragraph, upon such termination the Exhibit C Restriction on the shares of the Time-Based Restricted Stock which have not been previously forfeited to the Corporation pursuant to Section 4 of the Agreement and on which the Exhibit C Restriction has not previously lapsed pursuant to a Section 11 Event, shall lapse, such shares shall become vested, provided that Section 4 of the Agreement shall continue to apply to such shares to the extent set forth in Section 4 of the Agreement for the period set forth in Section 4 of the Agreement.